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                      AGREEMENT AND PLAN OF REORGANIZATION


        AGREEMENT AND PLAN OF REORGANIZATION (this "Reorganization Agreement" or this "Agreement") dated as of May 17, 1996, by and among GSE Systems, Inc., a Delaware corporation ("GSE"), GSE Erudite Software, Inc., a Delaware corporation and wholly-owned subsidiary of GSE ("GSE Sub"), Erudite Software & Consulting, Inc., a Utah corporation ("Erudite"), Eugene Loveridge, Daniel Masterson, Douglas Austin, Gary Gray and Dennis Fairclough (each of the foregoing individuals an "Erudite Stockholder" and collectively the "Erudite Stockholders").


                              W I T N E S S E T H:

        WHEREAS, the parties hereto desire that Erudite shall be merged with GSE Sub ("Merger") pursuant to an Agreement and Plan of Merger attached hereto as Exhibit A ("Plan of Merger"); and

        WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties, covenants and indemnifications in connection with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE 1.
                                  DEFINITIONS

        1.1. "Claim" means all actions, causes of action, suits, Liabilities, amounts due, sums of money, accounts, reckonings, bonds, bills, controversies, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or equity.

        1.2. "Closing" shall mean the closing described in Article 6 hereof at which the Parties shall consummate the transactions contemplated hereby.

        1.3.  "Closing Date" shall mean the date that the Closing occurs.
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        1.4.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.5. "Commission" or "SEC" shall mean the Securities and Exchange Commission.

        1.6. "Damages" shall mean any and all Liabilities, losses, damages, fines, penalties, costs, fees and expenses of every kind, nature or description (including without limitation interest which may be imposed in connection therewith, court costs and costs resulting from any judgments, orders, awards, decrees or equitable relief, and reasonable fees and disbursements of counsel, consultants and expert witnesses).

        1.7. "Employment Agreements" shall mean the Employment Agreements between GSE and each of Eugene Loveridge, Daniel Masterson, Gary Gray and Douglas Austin, substantially in the forms attached hereto as Exhibit B.

        1.8. "Encumbrance" means any title defect, conflicting claim of ownership, order, decree, judgment, stipulation, settlement, attachment, restriction, lien, pledge, right of first refusal, option, charge, security interest, mortgage, reservation, lease or any other encumbrance of any nature whatsoever.

        1.9. "Environmental Claims" shall mean any Claim, suit, proceeding, investigation, order, demand, obligation, duty or government directive or like matter, based on any Environmental Law, which is asserted or threatened by a party against Erudite (or GSE or GSE Sub as the successor-in-interest to Erudite) or to which Erudite (or GSE or GSE Sub as the successor-in-interest to Erudite) is subject, including, without limitation, Claims for reimbursement, contribution, fines, penalties, punitive damages, to the extent that such Claims arise from conditions or occurrences on or prior to the Closing Date, regardless of when the Claim arises or is asserted.

        1.10. "Environmental Laws" shall include all United States federal, state and local laws, regulations, standards, rules, ordinances, policies and other binding governmental requirements, judicial or administrative orders, regulatory permits, and common law legal obligations pertaining to environmental concerns, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the federal
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Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the
federal Clean Water Act, 33 U.S.C. Section 1251 et seq., the federal Clean Air Act, 42 U.S.C. Section 7401 et seq. and analogous state and local laws.

        1.11. "Erudite Financial Statements" shall mean the balance sheets of Erudite as of December 31, 1994 and 1995 and the related statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for the years ended December 31, 1993, 1994 and 1995.

        1.12. "Erudite Intellectual Property" shall mean all Intellectual Property that is owned by, controlled by, used by, licensed by third parties to or registered in the name of Erudite. All Erudite Intellectual Property owned by third parties and licensed to Erudite is referred to herein as "Licensed Intellectual Property."

        1.13. "GSE Shares" shall mean the shares of GSE's common stock to be issued in connection with the Merger in accordance with the terms and conditions set forth in the Plan of Merger.

        1.14. "Intellectual Property" shall mean all of the following throughout the universe: (i) patents and patent applications and all forms and equivalents thereof, including divisions, continuations, continuations-in-part, utility patents, design patents, extensions, reissued and reexamined patents, patents of addition, confirmation patents, importation patents, registration patents, and inventor's certificates; (ii) rights to file patent applications and other interests in inventions and discoveries, whether reduced to practice or not, on which no patent application has been filed; (iii) copyrights and all related and equivalent rights, including copyright registrations, applications for copyright registration, moral rights, and neighbouring rights; (iv) common law and other trademarks, trade names, trade dress, and service marks, and registrations and applications for registration thereof; (v) rights in industrial designs, mask works, and the like and registrations and applications for registration thereof; (vi) trade secrets; (vii) methods, processes, computer software, designs, drawings, laboratory notebooks, technical data, research and development data, know-how, market reports, consumer investigations, product surveys, distribution methods, and customer lists, whether or not secret and whether or not reduced to writing; (viii) other proprietary rights;
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(ix) licenses to or under and shop rights in any of the foregoing; and (x) all other proprietary information, whether or not secret and whether or not reduced to writing.

        1.15. "Liabilities" shall mean liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, known or unknown.

        1.16. "Material Adverse Effect" shall mean, with respect to Erudite or GSE, as the case may be, a material adverse effect on the consolidated business, results of operations, financial condition or prospects of such Party, taken as a whole.

        1.17. "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA, 42 U.S.C. Section 9601(14)), or solid or hazardous wastes as now or hereafter defined under any Environmental Laws.

        1.18. "Non-Disclosure, Assignment and Non-Solicitation Agreements" shall mean the Non-Disclosure, Assignment and Non-Solicitation Agreements between GSE and each of the Erudite Stockholders except Mr. Fairclough, each substantially in the form attached hereto as Exhibit C.

        1.19. "Parties" shall mean GSE, GSE Sub, Erudite and each of the Erudite Stockholders.

        1.20. "Permits" shall mean permits, licenses, orders, authorizations, certificates or approvals of any federal, state, local or foreign governmental or regulatory body.

        1.21. "Person" shall mean an individual, partnership, corporation, trust, unincorporated organization, government or any department or agency thereof and any other entity.

        1.22. "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to December 31, 1994 and prior to the date hereof or (ii) a letter dated of even date herewith from the Party making such
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disclosure and delivered in the case of GSE or GSE Sub, to Erudite and in the case of Erudite or the Erudite Stockholders, to GSE and GSE Sub prior to execution hereof. Any information Previously Disclosed by one Party for any purpose hereunder shall be deemed to be Previously Disclosed for all purposes hereunder.

        1.23. "Properties" shall mean all properties (real or personal) and other assets owned, leased or used by Erudite.

        1.24. "Registration Rights Agreement" shall mean the Registration Rights Agreement between GSE and the Erudite Stockholders substantially in the form attached hereto as Exhibit E.

        1.25. "Related Agreements" shall mean the Registration Rights Agreement, Noncompete Agreement, Employment Agreements, Nondisclosure and Assignment Agreements and Releases.

        1.26. "Releases" shall mean the Releases between GSE and each of the Erudite Stockholders, substantially in the form attached hereto as Exhibit F.

        1.27. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

        1.28. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party hereto pursuant to the Securities Laws.

        1.29. "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.30. "Securities Laws" shall mean the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

        Other capitalized terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in the other Articles hereof.
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                                   ARTICLE 2.
                   REPRESENTATIONS AND WARRANTIES OF ERUDITE
                          AND THE ERUDITE STOCKHOLDERS

        Except as Previously Disclosed, with respect to Sections 2.2, 2.5(a),
2.22 and 2.23, Erudite and the Erudite Stockholders severally represent and warrant, and with respect to all other Sections of this Article 2, Erudite and the Erudite Stockholders (except Dennis Fairclough) jointly and severally represent and warrant to GSE and GSE Sub as follows:

2.1.    CAPITAL STRUCTURE OF ERUDITE

        The authorized capital stock of Erudite consists solely of 50,000 shares of common stock, no par value per share ("Erudite Common Stock"), of which, as of the date hereof, 10,000 shares are issued and outstanding, and no shares are held in treasury. As of the date hereof, no shares of Erudite Common Stock were reserved for issuance. All outstanding shares of Erudite Common Stock have been duly authorized and issued and are validly outstanding, fully paid and nonassessable. Erudite does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Erudite. None of the shares of Erudite's capital stock has been issued in violation of the preemptive or other rights of any person. Collectively, the Erudite Stockholders own 9,800 of the outstanding shares of Erudite Common Stock; the remaining 200 outstanding shares of Erudite Common Stock are restricted shares held by Erudite for the benefit of 17 employees of Erudite (the "Erudite Restricted Holders").

2.2.    OWNERSHIP OF ERUDITE CAPITAL STOCK

        Each of the Erudite Stockholders and the Erudite Restricted Holders owns of record and beneficially the number of shares of Erudite Common Stock listed adjacent to the name of such Erudite Stockholder or Erudite Restricted Holders on Schedule 2.2 hereto, with good and marketable title thereto free and clear of all Encumbrances.

2.3.    ORGANIZATION, STANDING AND AUTHORITY OF ERUDITE

        Erudite is a duly organized corporation, validly existing and in good standing under the laws of Utah. Erudite (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly
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licensed or qualified to do business in all jurisdictions of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Erudite.

2.4.    SUBSIDIARIES AND RELATED INTERESTS

        Erudite does not own, directly or indirectly, any capital stock, partnership interest, joint venture interest or any other security issued by any other corporation, partnership, limited liability company or other organization or entity.

2.5.    AUTHORIZED AND EFFECTIVE AGREEMENT

        (a) Each of the Erudite Stockholders has the legal capacity to enter into and perform all of his obligations under this Reorganization Agreement and the Related Agreements to which he is a party. Upon execution and delivery by such Erudite Stockholder of this Reorganization Agreement and each of the Related Agreements to which such Erudite Stockholder is a party, assuming the accuracy of the representation contained in Section 3.2(b) hereof, the Reorganization Agreement and each such Related Agreement shall constitute the legal, valid and binding obligations of each Erudite Stockholder who is a party thereto, enforceable against him in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, bulk sales, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general equity principles.

        (b) Erudite has all requisite power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Related Agreements to which it is a party and the Plan of Merger. The execution and delivery of this Reorganization Agreement, the Related Agreements to which Erudite is a party and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action in respect thereof on the part of Erudite. This Reorganization Agreement and the Plan of Merger have been, and each of the Related Agreements to which Erudite is a party when executed and delivered by
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Erudite shall be, executed and delivered by a duly authorized agent of Erudite.

        (c) Assuming the accuracy of the representation contained in Section 3.2(b) hereof, this Reorganization Agreement, the Related Agreements to which Erudite is a party and the Plan of Merger constitute legal, valid and binding obligations of Erudite, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, bulk sales, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general equity principles.

        (d) Neither the execution and delivery of this Reorganization Agreement, any of the Related Agreements or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Erudite or any of the Erudite Stockholders with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or bylaws (or equivalent documents) of Erudite, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or Encumbrance upon any property or asset of Erudite pursuant to, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Erudite or any of the Erudite Stockholders, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Erudite and will not impair the ability of Erudite or the Erudite Stockholders to execute, deliver or perform their respective obligations under this Agreement, any Related Agreement or the Plan of Merger.

        (e) No consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Erudite or any Erudite Stockholder in connection with the execution, delivery and performance of this Agreement, the Related Agreements or the Plan of Merger or the
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consummation of the transactions contemplated hereby or thereby.  Each of the required consents Previously Disclosed that is material to Erudite's business, operations, financial condition or prospects will be obtained within 60 days after the Closing.

        (f) Each of the Erudite Stockholders and each Erudite Restricted Holder has executed and delivered to Erudite a written consent, substantially in the form attached hereto as Exhibit G, approving this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, in their capacity as the sole stockholders of Erudite.

2.6.    CONSTITUTIVE DOCUMENTS

        Erudite has delivered to GSE complete and correct copies of Erudite's articles or certificate of incorporation and bylaws, each as amended as of the date hereof and all resolutions of the Board of Directors of Erudite (or any committee thereof) relating to this Agreement, any Related Agreement, the Plan of Merger or any of the transactions contemplated hereby or thereby. The minute book of Erudite, a copy of which has been delivered to GSE, contains a complete, correct and current record of all meetings and other corporate actions of the stockholders and the board of directors (and any committee thereof) of Erudite since its incorporation.

2.7.    REGULATORY FILINGS

        Erudite has filed all reports required by statute or regulation to be filed with any federal, state, foreign or local regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Erudite, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

2.8.    FINANCIAL STATEMENTS; BOOKS AND RECORDS

        The Erudite Financial Statements fairly present the financial position of Erudite as of the dates indicated and the results of operations, changes in stockholders' equity and cash flows of Erudite for the periods presented, all in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein. The books and records of Erudite fairly reflect in all material
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respects the transactions to which it is a party or by which its properties are subject or bound. All accounts receivable included in the latest Erudite Financial Statements are valid and enforceable and, to the knowledge of Erudite and the Erudite Stockholders, collectible net of reserves. The reserves have been established in accordance with Erudite's policies which are in conformance with generally accepted accounting principles.

2.9.    MATERIAL ADVERSE CHANGE

        Erudite has not suffered any material adverse change in its financial condition, results of operations, business or prospects since December 31, 1995.

2.10.   ABSENCE OF UNDISCLOSED LIABILITIES

        Erudite does not have any Liability that is material to Erudite or that, when combined with all similar Liabilities, would be material to Erudite, except as disclosed in the Erudite Financial Statements and except for Liabilities incurred in the ordinary course of business consistent with past practices subsequent to December 31, 1995, and, to the knowledge of Erudite and the Erudite Stockholders, no set of circumstances exist that are reasonably likely to give rise to any such Liability.

2.11.   PROPERTIES

        Erudite has good and marketable title free and clear of all Encumbrances to all of the Properties which, individually or in the aggregate, are material to the business of Erudite taken as a whole, and which are reflected on the Erudite Financial Statements as of December 31, 1995 or were acquired after such date, except liens for taxes not yet due and payable for which adequate reserves have been established on the books of Erudite. All leases pursuant to which Erudite, as lessee, leases Properties which, individually or in the aggregate, are material to the business of Erudite taken as a whole (i) have been Previously Disclosed and (ii) are valid and enforceable in accordance with their respective terms. There has not occurred any default by Erudite under any lease, or any event (including the execution, delivery and performance of this Agreement, any of the Related Agreements or the Plan of Merger) which, with the lapse of time or the giving of notice or both, will give rise to such a default.
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2.12.   PERMITS

        Erudite has Previously Disclosed to GSE a list and description of all Permits which are issued to, held or used by Erudite, or for which Erudite has applied. There are no other Permits which are material to the operation of Erudite's business as now conducted or to the ownership or use of any of its Properties which are required to be obtained by Erudite. All Permits Previously Disclosed are in good standing and are valid and effective in accordance with their respective terms. The Permits Previously Disclosed will continue in effect after the Closing. Erudite is in material compliance with all Permits Previously Disclosed and no governmental proceedings or investigations are pending or, to the knowledge of Erudite or the Erudite Stockholders, threatened against Erudite or the Erudite Stockholders relating to noncompliance with such Permits.

2.13.   TAX MATTERS

        (a) Each of Erudite and Emcor, Inc. has timely filed federal income tax returns for each year through October 31, 1995 and has timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to Erudite, Emcor, Inc., or any employees (including leased employees) of Erudite, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on Erudite. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Erudite and, as of the date hereof, all taxes due in respect of any subsequent periods ending on or prior to the date hereof have been paid or adequate reserves have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Erudite. No material (i) audit examination,
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(ii) deficiency, or (iii) refund litigations with respect to such returns is pending. Erudite has Previously Disclosed to GSE a list of all (i) audit examinations, (ii) deficiencies, and (iii) refund litigations with respect to such returns. Erudite will not have any material Liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

        (b) All federal, state and local (and, if applicable, foreign) tax returns filed by each of Erudite and Emcor are complete and accurate in all material respects. Neither Erudite nor Emcor is delinquent in the payment of any material tax, assessment or governmental charge (including without limitation any sales or use tax or similar tax) and neither has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Erudite or Emcor which have not been settled and paid. There are currently no agreements in effect with respect to Erudite or Emcor to extend the period of limitations for the assessment or collection of any tax.

        (c) Neither the transactions contemplated in this Agreement nor in the Related Agreements could result in Erudite making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

        (d) For purposes of this Section 2.13, references to Erudite shall include any predecessors thereof.

2.14.   EMPLOYMENT BENEFIT PLANS

        (a) Erudite has Previously Disclosed to GSE true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Erudite together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency with respect to any qualified plans and (iii) all rulings and
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determination letters and any open requests for rulings or letters that pertain to any qualified plan.

        (b) Neither Erudite nor any pension plan maintained by Erudite has incurred any material Liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except Liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of Employment Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

        (c) Erudite does not participate in, and has not incurred any Liability under Section 4201 of ERISA for a complete or partial withdrawal from, a "multiemployer plan" as such term is defined in ERISA, nor would Erudite incur any such Liability were it to withdraw from any such plan as of the plan's last valuation date.

        (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Erudite which is intended to be a qualified plan, to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and neither Erudite nor any Erudite Stockholder knows of any ground on which such revocation may be based. Erudite has no material Liability under any such plan that is not reflected on the Erudite Financial Statements as of December 31, 1995.

        (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Erudite
(i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (ii) the correction of which would have a Material Adverse Effect on Erudite.

        (f) Erudite does not maintain any defined benefit plans within the meaning of ERISA.

        (g) As used in this Section 2.14 only, references to "employees" of Erudite shall include
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persons whose services are leased from Emcor, Inc. and references to "Erudite"
shall include Emcor, Inc.

2.15.   CERTAIN CONTRACTS

        (a) Erudite is neither a party to nor bound by (i) any material contract or similar arrangement, whether or not made in the ordinary course of business, that will be performed in whole or in part by any party thereto subsequent to the date hereof or under which Erudite has any unexercised right or obligation, or any agreement restricting the nature or geographic scope of Erudite's business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Erudite or the guarantee by Erudite of any such obligation (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral. Erudite does not have any outstanding proposals that, based on its current estimates, are projected to result in a loss.

        (b) Erudite is not in default under nor has Erudite or any Erudite Stockholder received notice or obtained knowledge that any other party is in default under, any agreement, commitment, arrangement, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral the effect of which would have a Material Adverse Effect on Erudite; to the knowledge of Erudite there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Erudite.

2.16.   LEGAL PROCEEDINGS

        There are no Claims or proceedings instituted, pending or, to the knowledge of Erudite or any of the Erudite Stockholders, threatened (or unasserted but considered probable of assertion) against Erudite, against any asset (including, without limitation, any of the Erudite Intellectual Property), interest or right of Erudite, or against any Erudite Stockholder which relate to Erudite or any asset, interest or right of Erudite or which will result in a Material Adverse Effect on
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Erudite.  There are no actual or, to the knowledge of Erudite or any of the
Erudite Stockholders, threatened actions, suits or proceedings that present a Claim to restrain or prohibit the transactions contemplated in this Agreement, the Plan of Merger or any of the Related Agreements, or to impose any material Liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Erudite or any of the Erudite Stockholders, threatened (or unasserted but considered probable of assertion) against any present or former director or officer of Erudite, that might give rise to a Claim for indemnification.

2.17.   COMPLIANCE WITH LAWS

        Erudite is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and Erudite has not received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, Permit or government authorization or (iii) restricting or in any way limiting its operations. Erudite is not subject to any regulatory or supervisory order, agreement, directive, memorandum of understanding or commitment and has not received any communication requesting that it enter into any of the foregoing.

2.18.   LABOR AND RELATED MATTERS

        (a) Erudite is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice. Erudite has not experienced any attempt by organized labor or its representatives to make Erudite conform to demands of organized labor relating to its employees or enter into a binding agreement with organized labor that would cover the employees of Erudite. There is no unfair labor practice charge or any other action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of Erudite which is pending or, to the knowledge of Erudite or any of the Erudite Stockholders, threatened against Erudite. There is no labor strike or labor disturbance pending or threatened against Erudite. Erudite has not experienced any work stoppages or other labor difficulties. The relations of Erudite with its employees are satisfactory. Erudite is not a party to or affected by or threatened with any dispute or controversy with any supplier, subcontractor, or customer, the adverse outcome of which would have a Material Adverse Effect on Erudite.

        (b) Erudite has Previously Disclosed the name and position of each person employed by Erudite as of the date hereof, the current wage or salary of each such person and all incentive awards that have been awarded with respect to 1995 for each such person and the amount of vacation/holiday time accrued but not taken for each such person as of March 31, 1996. Since December 31, 1995, except for normal increases in wages, salary, incentive awards and benefits consistent with past practices, Erudite has not (i) granted or become obligated to grant any increases in compensation of, (ii) paid or become obligated to pay any bonus to, (iii) made or become obligated to make any similar payment to, or (iv) granted or become obligated to grant any additional benefit to any person employed by Erudite.

2.19.   BROKERS AND FINDERS

        Except for the fee payable to Geneva Business Services, Inc. ("Geneva") in accordance with the agreement dated April 17, 1996 between Erudite and Geneva, a copy of which has been Previously Disclosed, neither Erudite or any of its officers, directors or employees nor any of the Erudite Stockholders, has employed any broker, finder or financial advisor or incurred any Liability for any brokerage or finders fees or commissions in connection with the transactions contemplated in this Agreement, the Related Agreements or the Plan of Merger.

2.20.   ENVIRONMENTAL MATTERS

        (a) Erudite has obtained, and now maintains as currently valid and effective, all Permits (all of which have been Previously Disclosed) required under the Environmental Laws (the "Environmental Permits") in connection with the operation of its business. In connection with Erudite's operation of its business, Erudite is in compliance with all material terms and conditions of the Environmental Permits and all applicable Environmental Laws. Erudite is not aware of any circumstances that may prevent or interfere with such compliance in the future.

        (b) Erudite has provided to GSE all material information and communications (whether from a governmental authority, citizens' group, employer or other person) in its possession or control relating to its business regarding alleged or suspected noncompliance with any Environmental Laws or Environmental Permits or alleged or suspected Liability under any Environmental Laws.

        (c) There are no material environmental Encumbrances on any of the Properties, and no government actions have been taken or are in process which are reasonably likely to subject any of such Properties to such Encumbrances, and Erudite would not be required to place any notice or restriction relating to the presence of Materials of Environmental Concern at any Property in any deed to such Property that is or was used in connection with the operation of its business.

        (d) There is no Environmental Claim arising from the operation of Erudite's business pending or, to the knowledge of Erudite or any of the Erudite Stockholders, threatened against Erudite or against any Person whose Liability for any Environmental Claim Erudite has or may have retained or assumed either contractually or by operation of law.

        (e) There are no past or present actions, activities, circumstances, conditions, events or incidents relating to the operation of Erudite's business, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against Erudite or against any Person whose Liability for any Environmental Claim Erudite has or may have retained or assumed either contractually or by operation of law.

2.21.   INTELLECTUAL PROPERTY

        (a)  Erudite has Previously Disclosed to GSE;

             (i) All of the Erudite Intellectual Property that has been registered in, filed in or issued by the United States Patent and Trademark Office or the United States Copyright Office or any similar office in any country; and

             (ii) All Erudite Intellectual Property, to the best knowledge of Erudite or any of the Erudite Stockholders, that is not so registered, filed or issued, but the use of which is material to the ability of Erudite to operate its business as currently conducted.

        (b) Either Erudite, or any of the Erudite Stockholders, have Previously Disclosed to GSE:

             (i)  Any pending lawsuit to which Erudite is a party asserting:

             (A) That any of the Erudite Intellectual Property infringes or violates the Intellectual Property rights of third parties;

             (B) That the past or present conduct of Erudite's business infringes or violates the Intellectual Property rights of third parties;

             (C) That any third parties have any rights to use any of the Erudite Intellectual Property (except the Licensed Intellectual Property); or

             (D) A cause of action which could, if adversely determined against Erudite or any of the Erudite Stockholders, materially and adversely affect the ability of GSE or GSE Sub to use any of the Erudite Intellectual Property after the Closing.

             (ii) Any notice given to any third parties asserting infringement by such third parties of any of the Erudite Intellectual Property;

             (iii) Any written opinion of legal counsel to Erudite that any of the Erudite Intellectual Property that has been registered in, filed in or issued by the United States Patent and Trademark Office or the United States Copyright Office or any similar office in any country:

                  (1)  Is invalid; or

                  (2)  That Erudite's rights are unenforceable in any way;

             (iv) Any pending lawsuit to which Erudite is a party in which a cause of action is asserted:

                   (1) That Erudite, any of the Erudite Stockholders or any licensor is in breach of an agreement for Licensed Intellectual Property; or

                   (2) Against the licensor of any Licensed Intellectual Property asserting that any of the Licensed Intellectual Property infringes or conflicts with the rights of third parties, or that the present or past conduct of Erudite's business infringes or violates the rights of third parties, which, if adversely determined against the licensor of any Licensed Intellectual Property or Erudite, respectively, will have a Material Adverse Effect.

             (v) That, to the best knowledge of Erudite or any of the Erudite Stockholders, Erudite is the sole and exclusive owner of the entire right, title and interest in and to the portion of the Erudite Intellectual Property (except the Licensed Intellectual Property) that is listed in Section 2.21 of the letter described in Section 1.23 hereof.

             (vi) Upon the Closing, GSE and GSE Sub will be entitled to continue to use all of the Erudite Intellectual Property, without the impairment or alteration thereof and without the payment of any license or other fees, other than any of the foregoing that will not have a Material Adverse Effect.

        (c)  To the best knowledge of Erudite or any of the Erudite
Stockholders:

             (i) Erudite is the sole and exclusive owner of the entire right, title and interest in and to the Erudite Intellectual Property (except the Licensed Intellectual Property);

             (ii) Erudite has not granted, nor does there exist by implication or operation of law, any license or other right in respect thereof which does or which will, subsequent to the Closing, permit or enable any Person other than GSE or GSE Sub to use the Erudite Intellectual Property (except the Licensed Intellectual Property);

             (iii) None of the Erudite Intellectual Property (except the Licensed Intellectual Property) is subject to any Encumbrance.

             (iv) There is no reasonably colorable basis for a Claim against Erudite asserting:

                  (A) that any of the Erudite Intellectual Property infringes or violates the Intellectual Property rights of third parties;

                  (B) that the past or present conduct of Erudite's business infringes or violates the Intellectual Property rights of third parties;

                  (C) that any third parties have any rights to use any of the Erudite Intellectual Property (except the Licensed Intellectual Property); or

                  (D) a cause of action which could, if adversely determined against Erudite or any of the Erudite Stockholders, materially and adversely affect the ability of GSE or GSE Sub to use any of the Erudite Intellectual Property after the Closing;

             (v) Neither the Erudite Intellectual Property nor Erudite's past or present conduct of business infringes or violates the Intellectual Property rights of third parties;

             (vi) Erudite is not utilizing any of the Licensed Intellectual Property outside the scope of Erudite's license thereto;

             (vii) No bars or other restrictions on Erudite's rights to utilize any of the Erudite Intellectual Property will be created by or result from the consummation of the Transactions contemplated in this Agreement, the Related Agreements and the Plan of Merger;

             (viii) Erudite has Previously Disclosed a list of all Licensed Intellectual Property the loss of use of which would have a Material Adverse Effect;

             (ix)  There is no reasonably colorable basis for a Claim:

                   (1) That Erudite, any of the Erudite Stockholders or any licensor, is in breach of an agreement for Licensed Intellectual Property and no basis for any such Claim exists; or

                   (2) Against Erudite or the licensor of any Licensed Intellectual Property asserting that any of the Licensed Intellectual Property infringes or conflicts with the rights of third parties, or that the present or past conduct of Erudite's business infringes or violates the rights of third parties, which if adversely determined against the licensor of any Licensed Intellectual Property or Erudite, respectively, will have a Material Adverse Effect;

             (x) After the Closing, GSE and GSE Sub will need no Intellectual Property other than the Erudite Intellectual Property in order to operate Erudite's business in a manner consistent with its past practice; and

             (xi) All of the Erudite Intellectual Property that has been registered in, filed in or issued by the United States Patent and Trademark Office or the United States Copyright Office;

                   (1)  Is valid; and

                   (2)  Erudite's rights are enforceable.

2.22.   ACCESS; SOPHISTICATION; ETC.

        (a) GSE has provided to each Erudite Stockholder copies of GSE's SEC Documents filed since August 1, 1995 and, each Erudite Stockholder has reviewed such documents and has relied only on (i) the statements and information contained therein and (ii) the representations, warranties, terms and conditions of this Agreement and the Related Agreements.

        (b) Each Erudite Stockholder acknowledges that all documents, books and records requested by such Erudite Stockholder pertaining to GSE have been made available for inspection by such Erudite Stockholder and his, her or its agents and representatives; that such Erudite Stockholder and his, her or its agents and representatives have had a reasonable opportunity to ask questions of and receive answers from GSE or officers or employees acting on behalf of GSE concerning the terms and conditions of the offering of the GSE Shares and the business and prospects of GSE. Each Erudite Stockholder and his, her or its respective agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the transactions contemplated hereby, to evaluate the merits and risks of an investment in GSE and to make an informed decision with respect thereto and such an evaluation and informed decision have been made. The questionnaires Previously Disclosed to GSE relating to each of the Erudite Stockholders are accurate and complete in all material respects.

        (c) In connection with the transactions contemplated hereby, Messrs, Loveridge and Masterson have served and will continue to serve as "purchaser representatives" (as such term is defined in Rule 501(h) under the Securities
Act) for each of the Erudite Restricted Holders and in that capacity have furnished to each Erudite Restricted Holder copies of the SEC Documents described in Section 2.22(a) hereof.

2.23.   INVESTMENT REPRESENTATION

        Each Erudite Stockholder is acquiring the GSE Shares to be received by such Erudite Stockholder, and each Erudite Restricted Holder has acknowledged to Messrs. Loveridge and Masterson that he or she is acquiring the GSE Shares to be received by him or her, upon consummation of the Merger for such person's own account for investment only and not with a view to making a distribution thereof within the meaning of the Securities Act. Each Erudite Stockholder agrees, and on behalf of each Erudite Restricted Holder, Messrs. Loveridge and Masterson agree, that such Erudite Restricted Holder will not sell or transfer such GSE Shares, except in accordance with the terms of the legend set forth below. Each Erudite Stockholder and each Erudite Restricted Holder is aware that the GSE Shares have not been registered under the Securities Act or any state or other jurisdiction's securities laws, and that the GSE Shares must be held indefinitely unless subsequently registered or an exemption from such registration is available. Each Erudite Stockholder and each Erudite Restricted Holder is aware that he or she will not be readily able to liquidate his or her investment in the GSE Shares, and is in a position to bear the risk of a long term investment. Each Erudite Stockholder and each Erudite Restricted Holder is a bona fide resident of Utah and has no present intention of changing his or her residence. Each Erudite Stockholder understands and agrees, each Erudite Restricted Holder understands, and on behalf of each Erudite Restricted Holder, Messrs. Loveridge and Masterson agree, that the certificate or certificates representing the GSE Shares to be received by such Erudite Stockholder or Erudite Restricted Holder will bear a legend substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto.

        THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE
        NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAW OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED UNTIL (A) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (B) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

2.24.   INSURANCE

        Erudite currently maintains insurance in amounts reasonably necessary for its operations. Such policies (a) are valid and enforceable in accordance with their terms with financially sound and reputable insurance companies and are in full force and effect, (b) cover claims based on the date made, (c) are sufficient for compliance by Erudite with all requirements of law and all agreements to which Erudite is a party or is subject to, and (d) provide insurance coverage of the Properties, operations and employees of Erudite generally comparable in type and amount to that which is customarily carried by other corporations engaged in similar businesses as Erudite. Erudite has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and has not been refused any insurance coverage sought or applied for. Erudite has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Erudite.

2.25.   DUTY TO MAKE INQUIRY

        To the extent that any of the representations and warranties made by Erudite or any of the Erudite Stockholders in this Agreement are qualified by the knowledge and belief of Erudite or any of the Erudite Stockholders, Erudite and each Erudite Stockholder represents and warrants that it, he or she has made due and reasonable inquiry of all directors, officers, employees and agents of Erudite reasonably likely to have knowledge or information concerning the matters to which such representations and warranties relate.

2.26.   OPERATION OF BUSINESS

        Since December 31, 1995, Erudite has:

        (a) conducted its business in the ordinary course consistent with past practice and taken all reasonable actions to preserve its customer relationships;

        (b) not incurred any Liabilities, absolute or contingent, except in the ordinary course of its business consistent with past practice;

        (c) maintained in full force and effect the insurance customarily maintained by it for its business;

        (d) not entered into any agreement or contract which is material to its business, operations or financial condition, except in the ordinary course of its business consistent with past practice;

        (e) not encumbered or pledged or otherwise disposed of any Properties, except in the ordinary course of its business consistent with past practice;

        (f) not declared or paid any dividend or made any distribution on any shares of its capital stock, issued any shares of its capital stock, repurchased or redeemed any shares of its capital stock, amended or modified its certificate or articles of incorporation or bylaws or taken any other action outside the ordinary course of its business;

        (g)  not entered into any swap, hedge, forward or similar transaction;

        (h) not made any loan or other advance to any of its employees or Affiliates or any employees of any Affiliate other than in the ordinary course of its business to pay ordinary and reasonable business expenses to be incurred by such Person on Erudite's behalf; or

        (i) not agreed to do any of the matters specified in clauses (b) through (h) of this Section 2.26.


                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF GSE

        Except as Previously Disclosed, GSE hereby represents and warrants to Erudite and the Erudite Stockholders as follows:

3.1.    ORGANIZATION, STANDING AND AUTHORITY OF GSE AND GSE SUB

        Each of GSE and GSE Sub is a duly organized corporation, validly existing and in good standing under the laws of Delaware. Each of GSE and GSE Sub (i) has full corporate power and authority to carry on its business as now conducted or proposed to be conducted and (ii) is duly licensed or qualified to do business in all jurisdictions of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GSE.

3.2.    AUTHORIZED AND EFFECTIVE AGREEMENT

        (a) Each of GSE and GSE Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Related Agreements to which it is a party and the Plan of Merger. The execution and delivery of this Reorganization Agreement, the Related Agreements to which it is a party and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GSE and GSE Sub. This Reorganization Agreement and the Plan of Merger have been, and each of the Related Agreements to which GSE or GSE Sub is a party when executed and delivered by GSE or GSE Sub, as the case may be, shall be, executed and delivered by a duly authorized agent of GSE or GSE Sub, as the case may be.

        (b) Assuming the accuracy of the representations contained in Sections 2.5(a) and 2.5(c) hereof, this Reorganization Agreement, the Related

Agreements to which GSE or GSE Sub is a party and the Plan of Merger constitute legal, valid and binding obligations of GSE and GSE Sub, as the case may be, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, bulk sales, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general equity principles.

        (c) Neither the execution and delivery of this Reorganization Agreement, the Related Agreements to which GSE or GSE Sub is a party or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by GSE and GSE Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of GSE or GSE Sub, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or Encumbrance upon any property or asset of GSE or GSE Sub pursuant to, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GSE or GSE Sub, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on GSE and will not impair the ability of GSE or GSE Sub to execute, deliver or perform its obligations under this Agreement, any Related Agreement or the Plan of Merger.

        (d) No consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by GSE or GSE Sub in connection with the execution, delivery and performance of this Agreement, the Related Agreements to which GSE or GSE Sub is a party or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

3.3.    GSE STOCK ISSUABLE IN MERGER

        The GSE Shares to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of the Plan of Merger, will be validly issued, fully paid and nonassessable.

3.4.    GSE SEC DOCUMENTS

        GSE's SEC Documents do not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. GSE has filed with the SEC all reports required to be filed by it during the last twelve months, including all current reports on Form 8-K.

3.5.    BROKERS AND FINDERS

        GSE and GSE Sub shall be solely responsible for, and shall indemnify and hold harmless each other Party with respect to, any Liability incurred by GSE, GSE Sub or any of its respective officers, directors or employees in favor of any broker, finder or financial advisor for any brokerage or finders fees or commissions in connection with the transactions contemplated in this Agreement, the Related Agreements or the Plan of Merger.


                                   ARTICLE 4.
                                   COVENANTS

4.1.    CONDUCT OF ERUDITE'S BUSINESS PENDING THE CLOSING

        Except as otherwise agreed to by GSE in writing, Erudite covenants and agrees that, between the date hereof and the Closing, Erudite shall:

        (a) conduct its business in the ordinary course consistent with past practice and take all reasonable actions to preserve its customer relationships;

        (b) not incur any Liabilities, absolute or contingent, except in the ordinary course of its business consistent with past practice;

        (c) not fail to maintain in full force and effect the insurance customarily maintained by it for its business;

        (d) not enter into any agreement or contract which is material to its business, operations or financial condition, except in the ordinary course of its business consistent with past practice;

        (e) not encumber or pledge or otherwise dispose of any Properties, except in the ordinary course of its business consistent with past practice;

        (f)  not declare or pay any dividend or make any   distribution on any
shares of its capital stock, issue any shares of its capital stock, repurchase or redeem any shares of its capital stock, amend or modify its certificate or articles of incorporation or bylaws or take any other action outside the ordinary course of its business;

        (g)  not enter into any swap, hedge, forward or similar transaction;

        (h) not make any loan or other advance to any of its employees or Affiliates or any employees of any Affiliate other than in the ordinary course of its business to pay ordinary and reasonable business expenses to be incurred by such Person on Erudite's behalf;

        (i) not issue, grant or authorize the issuance or grant of any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

        (j) not merge with any other Person, permit any other Person to merge into it, consolidate or consolidate with any Person, or acquire control over any Person;

        (k) not liquidate, sell, license, mortgage, lease or otherwise encumber or dispose of any material assets, except sales of inventory in the ordinary course of its business, or acquire or lease any material assets, or make any capital expenditures;

        (l) not enter into any material contract, agreement or other arrangement that is not terminable at will, with less than 30 days notice, without payment or penalty;

        (m) not increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees; not enter or modify any employment or severance agreement; or not enter into or modify (except as may be required by applicable law) any pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement; or

        (n) not agree to do any of the matters specified in clauses (b) through (m) of this Section 4.1.

4.2.    OTHER OFFERS.

        Neither Erudite nor any Erudite Stockholder shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any transaction involving, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Erudite, or any business combination with Erudite, except as contemplated in the Plan of Merger. Erudite will instruct its officers, directors, agents and Affiliates, to refrain from doing any of the above. Erudite will notify GSE immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated with it or any of the other persons or entities referred to above. Erudite and each of the Erudite Stockholders acknowledges and agrees that any remedy at law for breach of the foregoing covenant will be inadequate, and in addition to any other relief which may be available, GSE will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and without regard to the adequacy of any remedy at law.

4.3.    CUSTOMER NOTICE; BUYER'S ACCESS

        Following the execution and delivery of this Agreement, and prior to the Closing, Erudite and GSE shall jointly notify all customers of Erudite regarding the Merger in a manner to be mutually agreed upon. Erudite will (a) continue to provide to GSE and its authorized representatives reasonable access during normal business hours to Erudite's books, records and

Properties, (b) make reasonably available additional personnel of Erudite having knowledge of such matters to be investigated by GSE during normal business hours and at their normal places of work, and (c) furnish to GSE promptly upon request such generally available financial and operating data and other information relating to Erudite's business and Properties as GSE may reasonably request. GSE shall conduct its investigation in such a manner as to minimize any disruption of Erudite's normal business operations.

4.4.    COMPLIANCE

        The Parties covenant and agree that between the date hereof and the Closing, none of them shall take any action that would cause their representations and warranties made herein not to be true and correct, in all material respects, as of such Closing. Erudite and the Erudite Stockholders shall promptly inform GSE in writing of (i) any matter that has caused the representations and warranties of Erudite or the Erudite Stockholders to become untrue or incorrect in any material respect or (ii) any materially adverse change in Erudite's financial condition, results of operations, business or prospects since March 31, 1995. GSE and GSE Sub shall promptly inform Erudite in writing of any matter that has caused the representations and warranties of GSE to become untrue or incorrect in any material respect.

4.5.    BEST EFFORTS

        Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts and shall cooperate with the other Parties as promptly as practicable to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate, as soon as practicable, the transactions contemplated hereby and by the Related Agreements and by the Plan of Merger.

4.6.    APPROVALS OF THIRD PARTIES

        Erudite and each of the Erudite Stockholders shall use all reasonable efforts to secure approvals and consents of any third parties necessary to the consummation of the transactions contemplated by this Agreement and by the Related Agreements and by the Plan of Merger and to obtain any consent or approval required for the continued effectiveness after the

Closing of any contract, agreement or customer relationship to which Erudite is a party.

4.7.    PERSONNEL.

        (a) Upon the Closing, GSE Sub shall assume the obligations of Erudite to lease from Emcor, Inc. the services of the persons who currently work for Erudite on the terms currently in effect. At such time as GSE Sub deems appropriate after the Closing, GSE Sub shall have the right to cancel such lease without any further liability or consideration thereunder and, except to the extent otherwise required by applicable law or any applicable collective bargaining agreement, offer employment to all such persons at his or her existing base salary or hourly wage levels as Previously Disclosed. Such Erudite employees who accept such employment are herein referred to as the "Continuing Employees." Emcor, Inc. hereby agrees to the matters set forth in this Section 4.7.

        (b) For a period of three years following the Closing Date, no Erudite Stockholder shall, without the prior written consent of GSE, solicit for employment or employ any person who was an employee of Erudite as of the Closing or whose services were leased by Erudite as described in the first sentence of Section 4.7(a) hereof.

        (c) After the Closing, GSE or GSE Sub shall provide to each Continuing Employee a benefits package that taken as a whole is no less favorable to such Continuing Employee than either of the following (at GSE's election): (i) the benefits package provided to such Continuing Employee as of the Closing or (ii) the benefits package provided to other similarly situated U.S. employees of GSE and its subsidiaries. Continuing Employees shall not be subject to pre-existing condition exclusions and shall be credited with service credit for all purposes under all employee benefit plans applicable to such Continuing Employees (other than for benefit accrual purposes under any pension plans maintained by GSE), including but not limited to vacation/holiday time and sick days, equal to the service credit he or she had under the corresponding Erudite or Emcor, Inc. benefit plans. With respect to any personnel who continue to be leased by GSE Sub from Emcor, Inc. after the Closing ("Leased Employees"), Emcor shall make a "matching" contribution to the 401(k) plan it maintains for such Leased Employees for each such Leased Employee in an amount equal to the matching contribution such Leased Employee would have received under GSE's employer matching policies if such Leased Employee had been a Continuing Employee, calculated with respect to the period of time after the Closing that such person is a Leased Employee, and GSE or GSE Sub shall promptly reimburse Emcor, Inc. for such contributions.

        (d) GSE shall establish a $150,000 hiring bonus pool to be paid to key Continuing Employees consistent with standard industry practices. Such pool shall be allocated in a manner determined by GSE after consultation with senior management of Erudite. GSE may require as a condition to the payment of any hiring bonus that the recipient thereof enter into an employment agreement in form and substance reasonably satisfactory to GSE. The hiring bonuses to be paid pursuant to the Employment Agreements shall be credited toward this $150,000 bonus pool amount.

        (e) Nothing in this Section 4.6 shall create any third-party rights or require GSE or GSE Sub to employ any person for any specified period of time.

4.8.    BOARD OF DIRECTORS REPRESENTATION

        At or prior to the first meeting of the Board of Directors of GSE after the Closing, GSE shall take all necessary action to elect or appoint Eugene Loveridge to its Board of Directors, who shall serve in accordance with GSE's Certificate of Incorporation and Bylaws.

4.9.    REDEMPTION AGREEMENT

        Effective upon consummation of the Merger, Erudite and Messrs. Loveridge, Masterson, Austin and Gray hereby terminate the Redemption Agreement dated as of April 13, 1995 by and among Erudite and Messrs. Loveridge, Masterson, Austin and Gray.

4.10.   RULE 144

        GSE shall timely file the reports required to be filed by it under the Securities Act and the Exchange Act of 1934, and shall take such further action as any holder of GSE Shares may reasonably request to enable such holder to sell GSE Shares within the limitations of the registration exemption provided by Rule 144.

4.11.   TAX TREATMENT

        The Parties intend that the Merger constitute a reorganization within the meaning of Code Section 368(a) and have included the receipt of an opinion of counsel (the "Tax Opinion") to that effect as a condition under Section 6.2 hereof. Accordingly, each Party shall treat the Merger for all tax purposes as such a reorganization and shall not take any action inconsistent with the representations and assumptions set forth in the Tax Opinion unless such Party has obtained competent counsel that such action will have no more than an insubstantial effect on the qualification of the Merger as a reorganization under Code Section 368(a).


                                   ARTICLE 5.
                                INDEMNIFICATION

5.1.    INDEMNIFICATION BY ERUDITE STOCKHOLDERS

        Subject to the limitations set forth in Sections 5.5 and 5.6 hereof, the Erudite Stockholders hereby jointly and severally (except that with respect to Sections 2.2, 2.5(a), 2.22 and 2.23 hereof (the "Authority Reps"), the Erudite Stockholders hereby severally) indemnify and hold harmless GSE, GSE Sub and each of its respective affiliates, directors, officers, employees and agents (the "GSE Indemnified Persons") from and against any and all Damages arising out of, based upon or with respect to:

                (i) any breach of any representation or warranty made by Erudite or any of the Erudite Stockholders in this Agreement, or the Plan of Merger or any material misrepresentation in or omission from any certificate, schedule, exhibit or other document delivered to GSE or GSE Sub pursuant to this Agreement or the Plan of Merger; or

                (ii) any failure to perform any material covenant, agreement or undertaking on the part of Erudite or the Erudite Stockholders contained in this Agreement or the Plan of Merger.

5.2.    INDEMNIFICATION BY GSE

        Subject to the limitations set forth in Section 5.5 hereof, GSE shall indemnify and hold harmless each Erudite Stockholder from and against any and all Damages arising out of or based upon or with respect to:

                (i) any breach of any representation or warranty made by GSE in this Agreement or the Plan of Merger or any material misrepresentation in or omission from any certificate, schedule, exhibit or other document delivered to Erudite pursuant to this Agreement or the Plan of Merger; or

                (ii) any failure to perform any material covenant, agreement or undertaking on the part of GSE and GSE Sub contained in this Agreement or the Plan of Merger.

5.3.    RETENTION OF DOCUMENTS

        From the date hereof, each Party shall retain all documents with respect to all matters pertaining to Erudite as to which indemnity may be sought under this Agreement (except to the extent that such documents in the possession of Erudite or the Erudite Stockholders at the Closing may be transferred at the Closing to the possession of GSE). Before disposing of or otherwise destroying any such documents, the possessor thereof shall give reasonable notice to such effect and deliver to any Indemnitor (as defined in Section 5.4 hereof), at such Indemnitor's expense and upon its request, a copy of any such documents.

5.4.    INDEMNIFICATION PROCEDURES

        (a) Promptly after the occurrence of any event or the discovery of any facts which could give rise to a right to indemnification under this Article 5, the person who may be entitled to indemnification (the "Indemnified Person") shall promptly give notice to the Party required to indemnify Indemnified Person (the "Indemnitor"), in writing, describing in reasonable detail the facts and circumstances giving rise to the claim for indemnification, the Damages suffered or incurred, including the amount of such Damages, if known, or as estimated, and the provisions of this Agreement relating to such claim for indemnification. The failure of an Indemnified Person to give prompt notice in the manner provided herein shall not relieve the Indemnitor of its obligations under this Article 5, except to the extent that the Indemnitor is actually prejudiced by such failure to give prompt notice or as provided in
Section 5.5 (c) hereof. Upon receipt of a notice of a claim for indemnification, the Indemnitor shall promptly pay to the Indemnified Person the amount of such Damages in accordance with and subject to the provisions of this Article 5; provided, however, that no such payment shall be due during any period in which the Indemnitor is contesting in good faith either its obligation to make such indemnification or the amount of Damages payable.

        (b) If any Claim is instituted by a third party with respect to which an Indemnified Person intends to, or may be entitled to, claim a right to indemnification under this Article 5, the Indemnified Person shall promptly notify the Indemnitor of such Claim. The failure of an Indemnified Person to give notice in the manner provided herein shall not relieve the Indemnitor of its obligations under this Article 5, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. The Indemnitor shall have the right to control, at its expense and through counsel of its choosing, the defense of any such third party Claim, but may compromise or settle the same only with the consent of the Indemnified Person, which consent shall not be unreasonably withheld. The Indemnified Person shall cooperate fully with the Indemnitor and its counsel in the defense of any such third party Claim and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense. After providing notice of its intent to exercise its right to control such defense, the Indemnitor shall not be responsible for any legal or other expenses subsequently incurred by the Indemnified Person in connection therewith; provided, however, that an Indemnified Person shall have the right to control its defense of any such third party Claim and retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor, if such Indemnitor shall have consented to such retention of counsel or the Indemnified Party shall have reasonably concluded that representation of such Indemnified Person by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding.

        (c) At no time may an Indemnitor assert as a defense to its obligation to provide indemnification as set forth in this Article 5 that the Indemnified Person or any of its employees or agents, including any former employees of the Indemnitor who became employees or agents of the Indemnified Person, had any knowledge of the matter to which the claim for indemnification relates, or conducted any investigation relating thereto prior to the Closing, and each Party hereby irrevocably waives all such defenses.

5.5.    LIMITATIONS ON RECOVERIES

        Notwithstanding anything to the contrary contained herein,

        (a) no indemnification Claim shall be enforced against any Indemnitor to the extent any insurance proceeds or other recoveries actually are received by the Indemnified Person with respect to any Damages otherwise payable by the Indemnitor;

        (b) No indemnification Claim under this Article 5 against any Erudite Stockholder on the one hand, nor GSE on the other, shall be enforced against such Indemnitor to the extent that such claim for Damages, together with any prior indemnification payments made by such Indemnitor pursuant to this Article 5 exceeds such Indemnitor's Indemnification Cap. For purposes of the preceding sentence, the "Indemnification Cap" for each of Messrs. Loveridge and Masterson shall be $7,500,000, for each of Messrs. Austin, Gray and Fairclough shall be $500,000, and for GSE shall be $2,500,000.

        (c) No Claim for indemnification under this Article 5 shall be valid against an Indemnitor unless a written notice pursuant to Section 5.4 of this Agreement (a "Claims Notice") has been delivered to such Indemnitor with respect to such Claim. Indemnification obligations shall only apply where such Claims Notice is received on or prior to (i) the date of the audit report relating to GSE's 1996 consolidated financial statements as to any indemnification Claim that is based on matters addressed or resolved in such audit or (ii) the first anniversary of the date of execution of this Agreement as to any other indemnification Claims.

5.6.    REMEDIES FOR DAMAGES

        (a) The Indemnified Party's right to indemnification under Article 5 of this Agreement constitutes the Indemnified Party's sole remedy for damages with respect to this Agreement or the Plan of Merger or the breach hereof or thereof.

        (b) Each Erudite Stockholder shall satisfy any indemnification obligation to GSE hereunder that is based on a breach of any of the Authority Reps by transferring for no additional consideration to GSE for cancellation thereof such number (rounded to the next whole number) of GSE Shares that has an aggregate Assigned Value (as defined below) equal to the amount of such indemnification obligation; provided that if such Erudite Stockholder (or its Affiliates) does not hold sufficient GSE Shares to satisfy such indemnification obligation, such Erudite Stockholder shall pay the remainder of such indemnification obligation to GSE in immediately available funds. As used in this Section 5.6, "Assigned Value" of a GSE Share shall mean the closing sales price reported on the Nasdaq National Market on the date the Merger becomes effective, subject to appropriate adjustment to reflect any stock splits, stock dividends or similar recapitalization transactions.

        (c) Each Erudite Stockholder shall satisfy any indemnification obligation to GSE hereunder that is not based on a breach of any of the Authority Reps by transferring for no additional consideration to GSE for cancellation thereof the Applicable Number of GSE Shares. As used in this
Section 5.6, "Applicable Number of GSE Shares" shall mean the lesser (rounded down to the next whole number) of (i) the number obtained by dividing the amount of such indemnification obligation by the Assigned Value and (ii) the difference between ten percent of the total number of GSE Shares received by such Erudite Stockholder upon consummation of the Merger minus the number of Applicable Shares required to be delivered by such Erudite Stockholder to GSE under this Section 5.6(c) in satisfaction of any previous indemnification obligations without giving effect to the last sentence hereof (subject in both cases to appropriate adjustment to reflect any stock splits, stock dividends or similar recapitalization transactions); and "Fair Market Value" shall mean the last reported closing sales price for one GSE Share on the market that constitutes the principal trading market for the GSE Shares at such time, or if no such closing price is then reported with regard to the GSE Shares, the average of the last reported closing bid and asked prices for one GSE Share on such market at such time, or if no closing sales price or closing bid and asked prices are then reported with regard to the GSE Shares, the fair market value of one GSE Share as determined by GSE's Board of Directors in good faith. In the event an Erudite Stockholder (or his Affiliates) has sold or otherwise disposed of any GSE Shares after the date hereof so that such Erudite Stockholder (and his Affiliates) do not own sufficient GSE Shares to satisfy his obligations under this Section 5.6(c), such Erudite Stockholder shall in lieu of delivering such sold or disposed GSE Shares, pay to GSE an amount in immediately available funds equal to the proceeds received by such Erudite Stockholder (or his Affiliates) from such sale or disposition or in the event such GSE Shares were sold or disposed of as a gift, in a transaction in which the holder did not receive any proceeds or in a transaction that was not at arm's length, the Fair Market Value of such GSE Shares on the date of their sale or disposition.


                                   ARTICLE 6.
                              CLOSING; CONDITIONS

6.1.    CLOSING

        The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a Closing to be held on May 16, 1996 at the offices of Arnold & Porter, 555 Twelfth Street, N.W., Washington, D.C. 20004 or at such other place and on such other date as GSE and Erudite shall agree. All actions taken at the Closing shall be deemed to occur simultaneously, and no document shall be deemed to be delivered until all documents are delivered. Unless otherwise indicated, each document delivered at the Closing shall be dated as of the date of the Closing.

6.2.    CONDITIONS TO THE OBLIGATIONS OF GSE AND GSE SUB

        The obligations of GSE and GSE Sub under this Agreement and the Plan of Merger are subject to the satisfaction at or prior to Closing of the following conditions, but compliance with any such conditions may be waived by GSE:

        (a) The representations and warranties of Erudite and the Erudite Stockholders contained in this

Agreement shall be true and correct, in all material respects, at and as of the Closing, and Erudite and the Erudite Stockholders shall have performed and complied with all the covenants and agreements and satisfied all the conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by Erudite and the Erudite Stockholders at or prior to the Closing. GSE shall have received a certificate signed by Eugene Loveridge and Daniel Masterson stating that, to the best of their knowledge, the conditions specified in this Section 6.2(a) have been satisfied.

        (b) No inquiry, action or proceeding which, in the opinion of GSE, is material shall have been instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or any of the Related Agreements or the Plan of Merger, or to challenge the validity of such transactions or any part thereof, or seeking damages on account or as a result thereof.

        (c) There shall have been no material adverse change in the financial condition, results of operations, business or prospects of Erudite since March 31, 1995.

        (d) Except as provided in the last sentence of Section 2.5(e) hereof, all required consents and approvals shall have been obtained, all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated hereby, by any Related Agreement or by the Plan of Merger shall have been obtained, and all statutory waiting periods in respect thereof shall have expired.

        (e) No event shall have occurred that, in the reasonable opinion of GSE, may prevent the Merger from being accounted for under the pooling of interests method of accounting, and GSE shall have received an opinion or other written advice from Cooper & Lybrand L.L.P., in form and substance satisfactory to GSE, to the effect that the Merger will be accounted for under the pooling of interests method of accounting.

        (f) GSE shall have received an opinion of Arnold & Porter to the effect that the Merger should constitute a reorganization within the meaning of
Section 368(a) of the Code.

        (g) GSE shall have received an opinion of counsel from Kimball, Parr, Waddoups, Brown & Gee, counsel to Erudite, addressing the matters set forth in Exhibit H.

        (h) Messrs. Loveridge, Masterson, Gray and Austin shall have executed and delivered to GSE the Employment Agreements.

        (i) Each of the Erudite Stockholders other than Mr. Fairclough shall have executed and delivered to GSE the Non-Disclosure, Assignment and Non-Solicitation Agreements, and each of the Erudite Stockholders shall have executed and delivered to GSE the Releases.

        (j) Erudite shall have delivered to GSE a duly executed letter, each substantially in the form attached hereto as Exhibit I, from each Person who may constitute an "affiliate" of Erudite within the meaning of Rule 144(a) of the SEC.

        (k) GSE shall have received from Erudite and the Erudite Stockholders such other documents confirming the accuracy and completeness of the representations and warranties of Erudite and the Erudite Stockholders as GSE may reasonably request.

6.3.    CONDITIONS TO THE OBLIGATIONS OF ERUDITE AND THE ERUDITE STOCKHOLDERS

        The obligations of Erudite and the Erudite Stockholders under this Agreement and the Plan of Merger are subject to the satisfaction at or prior to Closing of the following conditions, but compliance with any such conditions may be waived by Erudite:

        (a) The representations and warranties of GSE contained in this Agreement shall be true and correct, in all material respects, at and as of the Closing, and GSE and GSE Sub shall have performed and complied with all the covenants and agreements and satisfied all the conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by GSE and GSE Sub at or prior to the Closing. Erudite shall have received a certificate signed by an executive officer of GSE stating that, to the best of his knowledge, the conditions specified in this Section 6.3(a) have been satisfied.

        (b) No order, judgment or decree shall have been issued restraining or prohibiting the carrying out of the transactions contemplated by this Agreement, any of the Related Agreements or the Plan of Merger or invalidating any of such transactions.

        (c) There shall have been no material adverse change in the consolidated financial condition, results of operations, business or prospects of GSE since December 31, 1995.

        (d) Except as provided in the last sentence of Section 2.5(e) hereof, all required consents and approvals shall have been obtained, all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated hereby, by any Related Agreement or by the Plan of Merger shall have been obtained, and all statutory waiting periods in respect thereof shall have expired.

        (e) GSE shall have received an opinion of Arnold & Porter to the effect that the Merger should constitute a reorganization within the meaning of
Section 368(a) of the Code.

        (f) Erudite shall have received an opinion of counsel from Thomas K. Milhollan, corporate counsel to GSE, addressing the matters set forth in Exhibit J.

        (g) GSE shall have executed and delivered the Employment Agreements and the Registration Rights Agreement.

        (h) Erudite shall have received from GSE and GSE Sub such other documents confirming the accuracy and completeness of the representations and warranties of GSE and GSE Sub as Erudite may reasonably request.


                                   ARTICLE 7.
                                 MISCELLANEOUS

7.1.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        Subject to Section 5.5(c) hereof, the representations, warranties and covenants contained in this Agreement shall survive the Closing and any and all investigations and inquiries by the Parties made prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby. No Claim may be made for breach of any such representation, warranty or covenant except in accordance with the provisions of Article 5. The representations, warranties, covenants and agreements of the Parties contained in this Agreement and the Related Agreements shall not be affected by or diminished in any way by any investigation (or failure to investigate) made at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made.

7.2.    AMENDMENT AND TERMINATION

        This Reorganization Agreement may be amended, supplemented or terminated at any time by the mutual agreement of the Parties. Any such amendment, supplement or termination must be in writing and be executed by all Parties.

7.3.    NO WAIVER OF RIGHTS

        No failure or delay on the part of any Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

7.4.    EXPENSES

        Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, the Related Agreements and the Plan of Merger, including fees and expenses of its own financial consultants, accountants and counsel. Up to $30,000 of attorneys fees and expenses and up to $440,000 of the investment advisory fees and expenses of Geneva described in Section 2.19 hereof incurred by Erudite in connection with the transactions contemplated hereby and by the Plan of Merger shall be paid by Erudite without such payment constituting a breach of any provision hereof. All other costs and expenses incurred by Erudite and the Erudite Stockholders in connection with the transactions contemplated hereby and by the Plan of Merger shall be born and paid by the Erudite Stockholders in such proportions as they may agree among themselves and none of Erudite, GSE or GSE Sub shall have any Liability therefor.

7.5.    ENTIRE AGREEMENT; SUCCESSORS; THIRD PARTIES

        This Reorganization Agreement, the Related Agreements and the Plan of Merger contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement, the Related Agreements and the Plan of Merger shall inure to the benefit of and be binding upon the Parties hereto and thereto and their respective successors and permitted assigns. Except as specifically set forth herein, in any Related Agreement or in the Plan of Merger, nothing in this Reorganization Agreement, any Related Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the Parties hereto and thereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

7.6.    NO ASSIGNMENT

        No Party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other Person.

7.7.    NOTICES

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by telecopier or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

        If to GSE or GSE Sub:

        GSE Systems, Inc.
        8930 Stanford Boulevard
        Columbia, Maryland  21045
        Attention:  William E. Kuhlmann
        Telecopier:  (410) 312-3599
        with a required copy to:

        Robert B. Ott, Esq.
        Arnold & Porter
        555 Twelfth Street, N.W.
        Washington, D.C.  20004
        Telecopier:  (202) 942-5999

        If to Erudite:

        Erudite Software & Consulting, Inc.
        406 West 10600 South
        Suite 460
        South Jordon, Utah  84095
        Attention:  Eugene Loveridge
        Telecopier:  (801) 576-8815

        With a required copy to:

        Richard G. Brown, Esq.
        Kimball, Parr, Waddoups, Brown & Gee
        Suite 1300
        185 South State Street
        Salt Lake City, Utah  84147-0018
        Telecopier:  (801) 532-7750

If to any of the Erudite Stockholders, to the address set forth beneath the signature of such Erudite Stockholder on the signature page hereof.

All such deliveries shall be deemed effective when received by the Persons entitled to such receipt or when delivery has been attempted but refused by such Person or Persons. Any Party may change the Persons or addresses to which such deliveries shall be made with respect to such Party by delivering notice thereof to the other Parties hereto in accordance with this Section 7.7.

7.8.    CAPTIONS

        The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement, the Related Agreements and the Plan of Merger.

7.9.    COUNTERPARTS

        This Reorganization Agreement, the Related Agreements and the Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.10.   GOVERNING LAW

        This Reorganization Agreement and each of the Related Agreements and the Plan of Merger shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent the Delaware General Corporation Law, the Utah Revised Business Corporation Act or federal law may be applicable.

7.11.   INVALID PROVISIONS

        If any provision of this Agreement, any of the Related Agreements or the Plan of Merger is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable. This Agreement, such Related Agreement or the Plan of Merger, as the case may be shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of thereof and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

7.12.   FURTHER ASSURANCES

        Subject to the terms and conditions herein provided, each of the Parties hereto shall use reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement, the Related Agreements and the Plan of Merger and under applicable law to consummate and make effective the transactions contemplated by this Agreement, the Related Agreements and the Plan of Merger.

7.13.   PUBLICITY

        Any general notices, releases, statements or communications to employees, suppliers, distributors or customers of Erudite or to the general public or the press relating to this Agreement, the Related

Agreements and the Plan of Merger and the transactions contemplated hereby and thereby shall be made only at such times and in such manner as may be mutually agreed upon by GSE and Erudite; provided, however, that each Party hereto shall be entitled to issue such press releases and to make such public statements as are, in the opinion of its legal counsel, required by applicable law or the rules of any market in which its stock trades.

        IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed as of the day and year first above written.



                                      GSE SYSTEMS, INC.


                                      By:
                                         ----------------------------

                                      Name:
                                           --------------------------

                                      Title:
                                            -------------------------



                                      GSE ERUDITE SOFTWARE, INC.


                                      By:
                                         ----------------------------

                                      Name:
                                           --------------------------

                                      Title:
                                            -------------------------



                                      ERUDITE SOFTWARE & CONSULTING, INC.


                                      By:
                                         ----------------------------

                                      Name:
                                           --------------------------

                                      Title:
                                            -------------------------

                                      ERUDITE STOCKHOLDERS:




                                      -------------------------------
                                      Name:  Eugene Loveridge
                                      Address:
                                               ----------------------

                                      -------------------------------
                                      Telecopier:
                                                  -------------------




                                      -------------------------------
                                      Name: Daniel Masterson
                                      Address:
                                               ----------------------

                                      -------------------------------
                                      Telecopier:
                                                  -------------------


                                      -------------------------------
                                      Name: Douglas Austin
                                      Address:
                                               ----------------------

                                      -------------------------------
                                      Telecopier:
                                                  -------------------



                                      -------------------------------
                                      Name: Gary Gray
                                      Address:
                                               ----------------------

                                      -------------------------------
                                      Telecopier:
                                                  -------------------



                                      -------------------------------
                                      Name: Dennis Fairclough
                                      Address:
                                               ----------------------

                                      -------------------------------
                                      Telecopier:
                                                  -------------------



                                      As to Section 4.7 only:

                                      EMCOR, INC.



                                      By:
                                           --------------------------
                                      Name:
                                            -------------------------
                                      Title:
                                             ------------------------